Exhibit 99.1

AEGERION PHARMACEUTICALS ANNOUNCES

SECOND QUARTER 2016 FINANCIAL RESULTS

    Company records $44.5 million in total net product sales --

    Company reiterates 2016 total net product sales guidance of between $130 and $150 million --

Cambridge, MA, August 9, 2016 - Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR), a biopharmaceutical company dedicated to the development and commercialization of innovative therapies for patients with debilitating rare diseases, announced its financial results and business update for the second quarter of 2016.

Highlights

•	Aegerion recorded total net product sales of $44.5 million in the second quarter of 2016.
•

Aegerion recorded $31.1 million in net product sales of JUXTAPID® (lomitapide) capsules in the second quarter of 2016, $20.4 million, or 66% of which was from prescriptions written in the United States (U.S.). As of June 30, 2016, there were 423 active HoFH patients on JUXTAPID therapy globally, approximately 296 of whom are U.S. patients.

•

Aegerion recorded $13.5 million in net product sales of MYALEPT® (metreleptin) for injection in the second quarter of 2016, $9.9 million, or 73% of which was from prescriptions written in the U.S. As of June 30, 2016, there were 116 active generalized lipodystrophy (GL) patients on commercial therapy globally, approximately 94 of whom are U.S. patients.

•

On June 14, 2016, Aegerion agreed to a strategic merger with QLT Inc. The proposed merger would create a well-capitalized, rare-disease focused, global biopharmaceutical company with a diversified portfolio, including JUXTAPID and MYALEPT, and QLT’s QLT091001, being developed for the treatment of certain inherited retinal diseases. A broad-based investor syndicate committed to vote in favor of the merger and to invest approximately $22 million in QLT immediately prior to the merger. Upon completion of the merger, expected in the fourth quarter of 2016, QLT Inc. is expected to change its name to Novelion Therapeutics Inc.

•

Aegerion recently executed a reduction in workforce of approximately 13% and announced its intention to withdraw lomitapide from the European Union (EU) and certain other global markets. These decisions are part of a broad cost reduction program designed to reduce operating expenses, extend the Company’s cash position and facilitate cash generation from operations in 2017.

•	Aegerion intends to submit a marketing authorization application (MAA) for metreleptin to treat generalized lipodystrophy and severe partial lipodystrophy in the EU by the end of 2016.
•	Aegerion continues to anticipate marketing approval for lomitapide in Japan by year-end 2016.

Chief Executive Officer Mary Szela commented, “In January our management team laid out a roadmap to transform Aegerion and return to growth. In the second quarter, we made important progress with the announcement of the proposed merger between Aegerion and QLT Inc. This merger will leverage Aegerion’s development and commercial capabilities and further our ability to have a transformative impact on patients suffering from debilitating rare diseases. Upon closing of the transaction, Novelion will emerge a stronger company, with Aegerion’s two marketed products, global commercial operations and a more robust pipeline. In addition, Novelion will be well funded, with an unrestricted pro forma cash balance of over $100 million.”

“We remain fully committed to maximizing JUXTAPID and MYALEPT, and expect both products to continue serving as important pillars of our business. While we continue to see erosion of JUXTAPID patients at a meaningful rate, due to the availability of PCSK9 inhibitors, we remain confident that we have a base of HoFH patients for whom PCSK9 inhibitors will prove insufficient and for whom JUXTAPID will remain an important treatment. We also have early encouraging signs of adult HoFH patients coming back onto JUXTAPID therapy after being treated with a PCSK9 inhibitor, although the numbers remain small at this time.

“MYALEPT remains an important growth driver for Aegerion. We have received positive feedback from physicians and GL patients about the importance of this therapy, and are working diligently to achieve our goals of expanding into global markets and additional indications. We were pleased to have recorded our first ex-U.S. sales of MYALEPT in the second quarter, and look forward to continuing our momentum to deliver this therapy to patients in need globally,” Ms. Szela concluded.

Financial Results

Total net product sales for the second quarter ended June 30, 2016 were $44.5 million, compared with $64.2 million in the second quarter of 2015. Total net product sales for the six months ended June 30, 2016 were $80.2 million, compared with $123.6 million for the six months ended June 30, 2015.

Net product sales for JUXTAPID for the second quarter ended June 30, 2016 were $31.1 million, compared with $57.1 million in the second quarter ended June 30, 2015. $20.4 million, or 66% of net product sales in the second quarter of 2016 were from prescriptions written in the U.S. The decrease in net product sales is primarily attributable to a lower patient base as a result of the introduction of PCSK9 inhibitor products in the U.S. in the third quarter of 2015, partially offset by an increase in international revenue due to a large shipment in Brazil in the second quarter of 2016.

Net product sales for JUXTAPID for the six months ended June 30, 2016 were $57.2 million, compared with $114.4 million for the six months ended June 30, 2015.

Net product sales for MYALEPT for the second quarter ended June 30, 2016 were $13.5 million, compared with $7.1 million in the second quarter ended June 30, 2015. The gross-to-net adjustment for sales of MYALEPT in the U.S. for the quarter ended June 30, 2016 was approximately 29%. Of the 29%, approximately 27% was attributable to Medicaid rebates. The increase in net product sales in the second quarter of 2016 is attributed to an increase in the number of patients on therapy in the U.S. as well as a bulk shipment to Brazil for several GL patients and multiple months of therapy. Due to ordering patterns, the Company expects net product sales from named patient sales in ex-U.S. countries to fluctuate significantly quarter-over-quarter.

Net product sales for MYALEPT for the six months ended June 30, 2016 were $23.0 million, compared with $9.2 million for the six months ended June 30, 2015.

For the second quarter ended June 30, 2016, GAAP net loss was $46.8 million, or $1.59 basic and diluted loss per share, compared with a GAAP net loss of $11.2 million, or $0.39 basic and diluted loss per share, for the same period in 2015. For the six months ended June 30, 2016, GAAP net loss was $112.4 million, or $3.81 basic and diluted loss per share, compared with a GAAP net loss of $27.0 million, or $0.94 basic and diluted loss per share, for the same period in 2015.

For the second quarter ended June 30, 2016, total operating expenses on a GAAP basis were $60.8 million, compared with $55.1 million for the same period in 2015. For the six months ended June 30,

2016, total operating expenses on a GAAP basis were $140.4 million, compared with $111.9 million for the same period in 2015.

Selling, general and administrative expenses were $40.4 million for the second quarter ended June 30, 2016, compared to $42.7 million for the same period in 2015. Selling, general and administrative expenses were $80.1 million for the six months ended June 30, 2016, compared to $89.6 million for the same period in 2015. The decrease in selling, general and administrative expenses for the second quarter of 2016 over the comparable period in 2015 was primarily attributed to a decrease in salary and employee-related costs and stock-based compensation due to a reduction in headcount in both the selling and administrative functions as part of the reduction in force in February 2016 and executive turnover.

Research and development expenses were $10.7 million for the quarter ended June 30, 2016 compared to $12.5 million for the same period in 2015. Research and development expenses were $20.6 million for the six months ended June 30, 2016, compared to $22.3 million for the same period in 2015. The decrease in research and development expenses for the second quarter of 2016 over the comparable period in 2015 was primarily attributable to a decrease in outside services and consulting expense.

Due to the significant sustained decline in Aegerion’s stock price that continued during the second quarter of 2016 and other qualitative factors, the Company performed an interim goodwill impairment test as of June 30, 2016, and determined that its goodwill was impaired. As a result, Aegerion has recorded an impairment charge of $9.6 million in the second quarter of 2016.

The Company expects that operating expenses will continue to decrease throughout 2016 due to the reductions in workforce announced in February and July 2016, the decision to withdraw lomitapide from select global markets, and reductions in legal fees following the preliminary agreements in principle with the DOJ and SEC, though the reduction will be partially offset by ongoing transaction-related costs.

Aegerion’s non-GAAP operating results are GAAP operating results adjusted for the following items: 1) the impact of stock-based compensation; 2) the amortization of debt discount and deferred financing costs; 3) the amortization of intangible assets acquired; 4) the purchase price allocation accounting effects on the stepped up fair value of metreleptin inventory that the Company acquired in cost of product sales; and 5) the impairment of goodwill. A full reconciliation of GAAP to non-GAAP financial results is included later in this press release. Prior year non-GAAP financial results conform to current year presentation.

For the second quarter ended June 30, 2016, non-GAAP net loss was $21.4 million, or $0.72 basic loss per share, compared with non-GAAP net income of $6.2 million, or $0.22 basic earnings per share, for the same period in 2015. For the six months ended June 30, 2016, non-GAAP net loss was $72.2 million, or $2.45 basic loss per share, compared with non-GAAP net income of $7.7 million, or $0.27 basic earnings per share, for the same period in 2015.

Unrestricted cash and cash equivalents totaled $46.1 million as of June 30, 2016, compared to $64.5 million as of December 31, 2015.

2016 Financial Guidance

Aegerion reiterated the following financial guidance for 2016:

•	Aegerion expects total full-year 2016 global net product sales to be between $130 million and $150 million.

•	Aegerion expects full-year 2016 global net product sales of JUXTAPID to be between $90 million and $100 million.
•	Aegerion expects full-year 2016 global net product sales of MYALEPT to be between $40 million and $50 million.

About Aegerion Pharmaceuticals

Aegerion Pharmaceuticals is a biopharmaceutical company dedicated to the development and commercialization of innovative therapies for patients with debilitating rare diseases. For more information about the company, please visit www.aegerion.com.

Non-GAAP Results

The non-GAAP results in this press release are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business, are important in comparing current results with prior period results and provide additional information regarding its financial position. Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, and to manage the Company’s business and to evaluate its performance. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the attached financial information.

Additional Information about the Proposed Transaction and Where to Find It

This communication does not constitute an offer to buy or solicitation of any offer to sell securities or a solicitation of any vote or approval. It does not constitute a prospectus and no offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. This communication relates to the proposed transaction between QLT. In connection with the proposed transaction, QLT filed with the Securities and Exchange Commission a registration statement on Form S-4 that includes a joint proxy statement/prospectus of Aegerion and QLT that also includes a prospectus relating to the QLT common shares to be issued in connection with the proposed transaction and a circular to QLT shareholders. After the registration statement on Form S-4 is declared effective by the SEC, Aegerion and QLT will mail the joint proxy statement/prospectus to their respective shareholders in connection with the transaction. This communication is not a substitute for the registration statement, joint proxy statement/prospectus, circular or other documents that QLT and/or Aegerion may file with the SEC in connection with the proposed transaction.

INVESTORS OF QLT AND AEGERION ARE URGED TO READ THE REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS, CIRCULAR AND OTHER DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT QLT, AEGERION AND THE PROPOSED TRANSACTION. Aegerion stockholders will be able to obtain the registration statement, joint proxy statement/prospectus and circular, as well as other filings containing information about Aegerion, QLT and the proposed transaction, free of charge, at the website maintained by the SEC at www.sec.gov and, in QLT’s case, also on the SEDAR website maintained by the Canadian Securities Administrators (“CSA”) at www.sedar.com. Aegerion stockholders may also obtain these documents, free of charge, from Aegerion’s website (www.Aegerion.com) under “Investors—Financial Information—SEC Filings” or by directing a request to Aegerion’s Secretary at Aegerion Pharmaceuticals, Inc., One Main Street, Suite 800, Cambridge, MA 02142. QLT shareholders may also obtain these documents, free of charge, from QLT’s website at www.QLTinc.com under “Investors—Securities Filings—Proxy

Circulars” or upon request directly to QLT to the attention of “QLT Investor Relations,” 887 Great Northern Way, Suite 250, Vancouver, British Columbia, Canada, V5T 4T5.

Participants in the Solicitation

The respective directors and executive officers of Aegerion and QLT and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Aegerion’s directors and executive officers is available or incorporated by reference in its Annual Report on Form 10-K filed with the SEC on March 15, 2016, and information regarding QLT directors and executive officers is available in its Annual Report on Form 10-K filed with the SEC and the CSA on February 25, 2016, as amended by its Annual Report on Form 10-K/A filed with the SEC and the CSA on April 29, 2016. These documents can be obtained free of charge from the sources indicated above. Other information regarding the interests of the participants in the proxy solicitation will be included in the registration statement, joint proxy statement/prospectus and other relevant materials to be filed with the SEC and the CSA.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding: our expectations about JUXTAPID’s market opportunity; MYALEPT sales; the proposed transaction between QLT and Aegerion, the timing and financial and strategic benefits thereof, the expected impact of the transaction and private placement investment on the cash balance of the companies following the proposed merger; the financial aspects and results of our reductions in force and related matters; cash generation from Aegerion operations; the anticipated approval of MYALEPT in the EU and other regulatory activities related to MYALEPT; and the anticipated growth of the Aegerion business. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among others: the risk that we fail to receive, on a timely basis or otherwise, the required approvals by Aegerion and QLT shareholders and government or regulatory agencies that are necessary to close the merger; the risk that a condition to closing of the merger may not be satisfied; the possibility that the anticipated benefits and synergies from the proposed merger cannot be fully realized or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of Aegerion and QLT operations will be greater than expected; the risk that market acceptance of JUXTAPID and MYALEPT in the U.S. may not continue at the levels we expect, and may be lower outside the U.S., including in Brazil, than we expect; the risk that the conversion of prescriptions for JUXTAPID or MYALEPT into patients on therapy may be lower than we expect or the drop-out rate may be higher than we expect; the risk that the prevalence of the diseases our products treat may be lower than our estimates, and that it may be more difficult to identify patients than we expect; the risk that the side effect profile or other results for our products in commercial use and in further clinical studies are inconsistent, in scope and severity, with the side effect profile and other results observed in the pivotal study of each drug; the risk that the negative impact of the launch of PCSK9 inhibitors on JUXTAPID sales will be greater than we currently expect, particularly in the U.S., where the negative impact has been greater than we expected to date, or that other competitive products will negatively impact our results; the risk that private or government payers may refuse to reimburse our products, or may impose onerous restrictions that hinder reimbursement or significantly limit or cap the price we charge or the number of reimbursed patients who receive our products; the risk that revisions to the JUXTAPID Risk Evaluation and Mitigation Strategies (REMS) Program may negatively impact our U.S. sales; the risk that our business may be negatively impacted if there are more Medicaid patients prescribed MYALEPT than we expect; the risk that named patient sales in Brazil and other key countries outside the U.S. may not be at the levels we expect; the risk that regulatory authorities in regions or countries where either of our products is not yet approved may refuse to approve such products or additional indications for such products, such approvals are not made on a timely basis or such approvals impose significant restrictions or require additional development; the risk that exchange rates will negatively impact the amount of net product sales recognized; the risk that the initiation of future clinical trials may be delayed; the risk that we will not be successful in our lifecycle management or business development efforts; the risk that our patent portfolio and marketing and data exclusivity may not be as strong as we anticipate; the risk of unexpected manufacturing issues affecting future supply; the risk that we incur more costs than we expect in responding to investigations, defending ourselves in litigation and resolving litigation; the risk that Silicon Valley Bank will accelerate our long-term debt; the risk that any of the foregoing may cause product sales revenue to be lower than we expect, or that we may incur unanticipated expenses in connection with our activities; the risk that we may not be able to enter into agreements with third parties respect to lomitapide as part of our strategic re-evaluation on acceptable terms, or at all, and the risk that our reputation may be harmed and we may be affected by negative publicity if we are unable to enter into agreements with third parties with respect to supplying lomitapide in the markets from which we intend to withdraw; the risk that we may not be able to successfully execute strategic plans, including our cost-reduction program; and the other risks inherent in the commercialization, drug development and regulatory approval process. In addition, Aegerion’s agreement in principle with the DOJ and the SEC relating to the investigations by these agencies and the terms of potential final settlements with these agencies include risks associated with the required approvals of final settlement terms by relevant government agencies, such as the proposed settlement with the DOJ being subject to approval of supervisory personnel within the DOJ and relevant federal and state agencies and approval by a U.S. District Court judge of the criminal plea and sentence and the civil settlement agreement, and the proposed settlement with the SEC being subject to review by other groups in the SEC and approval by the Commissioners of the SEC.  The terms of the preliminary agreements in principle may change following further negotiations.  The amount and terms of any final settlement may be substantially higher and less favorable than we anticipate based on the terms of the preliminary agreements in principle.  Final settlement terms could include the imposition of additional penalties, further limiting our ability to conduct its business as currently conducted and as planned to be conducted. Additionally, the DOJ and the SEC each likely will outline their views of the factual background in connection with any final settlement.  The government's recitation of their assessment of the background could lead to additional legal claims or investigations by state government entities or private parties and may have adverse effects on our existing class action litigation, commercial operations and contracts.  For additional disclosure regarding these and other risks we face, see the disclosure contained in the "Risk Factors" section of Aegerion's Quarterly Report on Form 10-Q filed on August 9, 2016, and our other public filings with the Securities and Exchange Commission, available on the SEC's website at http://www.sec.gov. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Investors and others should note that we communicate with our investors and the public using our company website (www.aegerion.com) and our investor relations website (http://ir.aegerion.com), including but not limited to company disclosures; investor presentations and FAQs; Securities and Exchange Commission filings; press releases; public conference calls and webcasts. The information that we post on these websites could be deemed to be material information. As a result, we encourage investors, the media, and others interested to review the information that we post there on a regular basis. The contents of our website shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

CONTACT:

Aegerion Pharmaceuticals, Inc.

Amanda Murphy

Associate Director, Investor Relations & Public Relations

(857) 242-5024

amanda.murphy@aegerion.com

Aegerion Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In 000s)	2016	2015	2016	2015
Net product sales	$44,530	$64,197	$80,246	$123,581
Cost of product sales	23,063	13,997	38,029	25,835
Operating expenses:
Selling, general and administrative	40,425	42,672	80,115	89,600
Research and development	10,675	12,471	20,555	22,269
Provision for contingent litigation	70	-	28,383	-
Impairment of goodwill	9,600	-	9,600	-
Restructuring	51	-	1,751	-
Total operating expenses	60,821	55,143	140,404	111,869
Loss from operations	(39,354)	(4,943)	(98,187)	(14,123)
Interest expense, net	(7,449)	(7,069)	(14,651)	(14,000)
Other income, net	223	1,116	961	1,601
Loss before provision for income taxes	(46,580)	(10,896)	(111,877)	(26,522)
Provision for income taxes	(229)	(254)	(486)	(453)
Net loss	$(46,809)	$(11,150)	$(112,363)	$(26,975)
Net loss per common share - basic and diluted	$(1.59)	$(0.39)	$(3.81)	$(0.94)
Weighted-average shares outstanding - basic and diluted	29,504	28,582	29,487	28,556

Aegerion Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets Information

(unaudited)

(In 000s)	June 30, 2016	December 31, 2015
Cash and cash equivalents	$46,064	$64,501
Restricted cash	26,141	25,529
Accounts receivable	9,077	13,557
Inventories	43,889	58,706
Prepaid expenses and other current assets	13,192	13,645
Property and equipment, net	4,465	4,893
Intangible assets and goodwill, net	232,825	252,517
Other assets	225	850
Total assets	$375,878	$434,198

Accounts payable and accrued liabilities	$54,122	$49,887
Current portion of long-term debt	25,000	25,000
Short-term debt, net	2,841	—
Contingent litigation accrual	40,383	12,000
Long-term convertible debt	240,687	229,782
Other noncurrent liabilities	1,722	1,984
Total liabilities	364,755	318,653
Total stockholders’ equity	11,123	115,545
Total liabilities and stockholders’ equity	$375,878	$434,198

Aegerion Pharmaceuticals, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In 000s)	2016	2015	2016	2015
Net loss reconciliation:
GAAP net loss	$(46,809)	$(11,150)	$(112,363)	$(26,975)
Stock based compensation	4,542	7,209	8,467	14,368
Amortization of debt discount & deferred financing fees	5,571	4,968	10,906	9,653
Amortization of acquired intangible assets	5,046	4,952	10,092	10,187
Inventory fair value step-up in cost of product sales	675	176	1,122	496
Impairment of goodwill	9,600	—	9,600	—
Non-GAAP net income/(loss)	$(21,375)	$6,155	$(72,176)	$7,729

GAAP net loss per common share - basic and diluted	$(1.59)	$(0.39)	$(3.81)	$(0.94)

Non-GAAP net income/(loss) per common share - basic	$(0.72)	$0.22	$(2.45)	$0.27

GAAP and Non-GAAP weighted-average common shares outstanding — basic	29,504	28,582	29,487	28,556

Cost of product sales reconciliation:
GAAP cost of product sales	$23,063	$13,997	$38,029	$25,835
Amortization of acquired intangible assets	(5,046)	(4,952)	(10,092)	(10,187)
Inventory fair value step-up in cost of product sales	(675)	(176)	(1,122)	(496)
Non-GAAP cost of product sales	$17,342	$8,869	$26,815	$15,152

Selling, general and administrative reconciliation:
GAAP selling, general and administrative	$40,425	$42,672	$80,115	$89,600
Stock based compensation	(3,597)	(6,139)	(7,175)	(12,308)
Non-GAAP selling, general and administrative	$36,828	$36,533	$72,940	$77,292

Research and development reconciliation:
GAAP research and development	$10,675	$12,471	$20,555	$22,269
Stock based compensation	(945)	(1,070)	(1,292)	(2,060)
Non-GAAP research and development	$9,730	$11,401	$19,263	$20,209